Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Term Sheet No. 2022–USNCH[ ]

dated June 28, 2022 relating to
Preliminary Pricing Supplement No. 2022–USNCH[ ]

dated June 28, 2022

Registration Statement Nos. 333-255302 and 333-255302-03

Filed Pursuant to Rule 433

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due July 29, 2026

Term Sheet to Preliminary Pricing Supplement No. 2022-USNCH[ ] dated June 28, 2022

Summary of Terms

Issuer and Guarantor:	Citigroup Global Markets Holdings Inc. (issuer) and Citigroup Inc. (guarantor)
Underlying:	S&P 500® Index
Pricing Date*:	July 29, 2022
Issue Date*:	August 3, 2022
Stated Principal Amount:	$1,000 per security
Contingent Coupon:	On each contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to at least 1.75% of the stated principal amount of the securities (equivalent to a contingent coupon rate of at least 7.00% per annum) (to be determined on the pricing date) if and only if the closing value of the underlying on the immediately preceding valuation date is greater than or equal to the coupon barrier value.
Contingent Coupon Payment Dates:	The third business day after each valuation date, except that the contingent coupon payment date following the final valuation date will be the maturity date.
Automatic Early Redemption:	If, on any potential autocall date, the closing value of the underlying is greater than or equal to the initial underlying value, each security you then hold will be automatically redeemed on the immediately following contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment.
Valuation Dates*:	The 24th day of each January, April, July and October, beginning in October 2022 and ending on July 24, 2026 (the “final valuation date”).
Potential Autocall Dates*:	Each valuation date beginning in January 2023 and ending in April 2026.
Payment at Maturity (per security):

•   if the closing value of the underlying on the final valuation date is greater than or equal to the final barrier value: $1,000; or

•   if the closing value of the underlying on the final valuation date is less than the final barrier value:

$1,000 × the underlying performance factor

Maturity Date*:	July 29, 2026
Underlying Performance Factor:	The closing value of the underlying on the final valuation date divided by the initial underlying value
Initial Underlying Value:	The closing value on the pricing date
Coupon Barrier Value:	70% of the initial underlying value
Final Barrier Value:	70% of the initial underlying value
Calculation Agent:	Citigroup Global Market Inc. (“CGMI”), an affiliate of Citigroup Global Markets Holdings Inc.
* subject to change

Summary of Terms (continued)

Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.50%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.50% and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	17330PM48 / US17330PM484
United States Federal Tax Considerations:	See the preliminary pricing supplement.

** In addition, CGMI may pay a fee of up to 0.10% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile (payment at maturity)

If the closing value of the underlying on the final valuation date is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity.

You will not participate in any appreciation in the value of the underlying over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying over the term of the securities.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $910.50 per security, which will be less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/0000200245/
000095010322011390/dp176046_424b2-us2297068.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Summary Risk Factors

The risks set forth below are discussed in detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors Relating to the Securities” section in the accompanying product supplement. Please review those risk disclosures carefully.

•      You May Lose Some Or All Of Your Investment.

•      You Will Not Receive Any Contingent Coupon On The Contingent Coupon Payment Date Following Any Valuation Date On Which The Closing Value Of The Underlying Is Less Than The Coupon Barrier Value.

•      Higher Contingent Coupon Rates Are Associated With Greater Risk.

•      You May Not Be Adequately Compensated For Assuming The Downside Risk Of The Underlying.

•      The Securities May Be Automatically Redeemed Prior To Maturity, Limiting Your Opportunity To Receive Contingent Coupon Payments.

•      The Securities Offer Downside Exposure To The Underlying, But No Upside Exposure To The Underlying.

•      The Performance Of The Securities Will Depend On The Closing Value Of The Underlying Solely On The Valuation Dates, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Value Of The Underlying.

•      The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•      The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•      The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•      The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•      The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination of The Secondary Market Rate With Respect To Us.

•      The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

•      The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•      We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•      Our Offering Of The Securities Is Not A Recommendation Of The Underlying.

•      The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•      We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•      The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•      Changes That Affect The Underlying May Affect The Value Of Your Securities.

•      A Contingent Coupon Payment Date And The Stated Maturity Date May Be Postponed If A Valuation Date is Postponed.

•      The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-255302 and 333-255302-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, underlying supplement, prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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